Exhibit 99.1

JOINT FILING AGREEMENT
This Joint Filing Agreement, dated as of August 14, 2026 is by and among DME Capital Management, LP, DME Advisors, LP, DME Advisors GP, LLC, and David Einhorn (collectively, the “Filers”).
Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to Common Stock, par value $0.01 per share, of Dauch Corporation, that may be deemed beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.
This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice or such lesser period of notice as the Filers may mutually agree.
Executed and delivered as of the date first above written.

DME CAPITAL MANAGEMENT, LP

Signature:  /s/ Daniel Roitman
Name/Title: DME Advisors GP, LLC, its General Partner, by Daniel Roitman/Chief Operating Officer

DME ADVISORS, LP

Signature:  /s/ Daniel Roitman
Name/Title: DME Advisors GP, LLC, its General Partner, by Daniel Roitman/Chief Operating Officer

DME ADVISORS GP, L.L.C.

Signature:  /s/ Daniel Roitman
Name/Title: Daniel Roitman/Chief Operating Officer

EINHORN DAVID

Signature:  /s/ Daniel Roitman*
Name/Title: Daniel Roitman, on behalf of David Einhorn

* The Power of Attorney executed by David Einhorn, authorizing the signatory to sign and file Schedule 13G on David Einhorn's behalf, filed as Exhibit 99.1 to the Schedule 13D filed with the Securities and Exchange Commission on August 29, 2019 by the Reporting Persons with respect to the common units of CONSOL Coal Resources, is hereby incorporated by reference.